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EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

                                                                     Percentage
                                           Jurisdiction               of Voting
Name of Subsidiary                       of Incorporation            Stock Owned
------------------                       ----------------            -----------
BevCo Sales, Inc.                            Delaware                   100%
Everfresh Beverages, Inc.                    Delaware                   100%
Faygo Beverages, Inc.                        Michigan                   100%
Faygo Sales Company                            Texas                    100%
Hayward Enterprises, Inc.                 North Carolina                100%
LaCROIX Beverages, Inc.                       Florida                   100%
National Retail Brands, Inc.                 Delaware                   100%
NewBevCo, Inc.                               Delaware                   100%
PACO, Inc.                                   Delaware                   100%
PETCO, Inc.                                  Delaware                   100%
Shasta West, Inc.                            Delaware                   100%
Shasta Beverages, Inc.                       Delaware                   100%
Shasta Beverages International, Inc.         Delaware                   100%
Shasta Midwest, Inc.                         Delaware                   100%
Shasta Northwest, Inc.                       Delaware                   100%
Shasta Sales, Inc.                           Delaware                   100%
Shasta Sweetener Corp.                       Delaware                   100%
Winnsboro Beverage Packers, Inc.             Delaware                   100%